February 16, 2008




Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     We have read Item 4.01 of Form 8-K, dated February 12, 2008, of Simex Technologies, Inc. and are in agreement with the statements contained in paragraphs (a)(i), (ii) and (iv) of Item 4.01. We have no basis on which to agree or disagree with other statements of the registrant contained therein.

                                        /s/ Connolly, Grady & Cha, P.C.